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                                                                  Exhibit 12

                     RATIO OF EARNINGS TO FIXED CHARGES
                     ----------------------------------



                                         Year Ended December 31
                             -----------------------------------------------
                               1993      1992      1991      1990      1989
                               ----      ----      ----      ----      ----
                                      (In thousands, except ratio data)

Income Before
  Income Taxes . . . . . .   $ 8,427    $6,286    $5,375    $4,941    $4,613

Interest on
  Indebtedness . . . . . .     4,890     4,398     4,692     4,666     4,352

Portion of rents
  representative of
  the interest factor. . .       362       304       257       230       207
                             -------   -------   -------    ------    ------
     Earnings as
       adjusted. . . . . .   $13,679   $10,988   $10,324    $9,837    $9,172
                             =======   =======   =======    ======    ======


Fixed Charges:

Interest on
  indebtedness . . . . . .   $ 4,890    $4,398    $4,692    $4,666    $4,352

Portion of rents
  representative of
  the interest factor. . .       362       304       257       230       207
                             -------    ------    ------    ------    ------
     Fixed Charges . . . .   $ 5,252    $4,702    $4,949    $4,896    $4,559
                             =======    ======    ======    ======    ======

Ratio of Earnings
  to Fixed Charges . . . .      2.60      2.34      2.09      2.01      2.01
                                ====      ====      ====      ====      ====
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